UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 8, 2020

Cosmos Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54436	27-0611758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 West Jackson Blvd, Suite 4236, Chicago, Illinois	60604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 865-0026

N/A

(Former name or former address, if changed since last report.)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01 Other Events

Advisory Agreement

On October 8, 2020, Cosmos Holdings, Inc. (the “Company”) entered into an Advisory Agreement with PGS Ventures B.V., an Amsterdam corporation (the “Advisor”) to provide advisory and consulting services assisting with strategic analysis of the Company’s business objectives for the North American capital markets. Peter Goldstein, the Director and principal of the Advisor, was appointed Executive Director to the Company’s Board of Directors.

The Advisor will use its best efforts to identify and introduce the Company to prospective merger and acquisition candidates as well as potential sources of capital. Mr. Goldstein will advise on and perform financial and strategic analysis of potential acquisition targets and work with the Company’s management team and Board of directors to consummate any such transactions.

The Advisory Agreement is for a 12- month term unless earlier terminated or extended. The Company will pay the Advisor $8,000 per month payable in shares of common stock until such time as the Company completes a listing on the NEO Exchange in Canada. Thereafter, the monthly fee shall be $10,000, payable $5000 in cash and $5000 in stock options and other considerations. The agreement is terminable for cause by either party as defined therein.

Item 5.02 Departures of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

(d) Pursuant to the above described Advisory Agreement between the Company and PGS Ventures B.V., Peter Goldstein was elected Executive Director to the Board of Directors effective October 15, 2020. Mr. Goldstein’s compensation is described above under the Advisory Agreement.

Peter Goldstein, age 57, has over 30 years of diverse and global entrepreneurial, client advisory and capital market experience. With a background in international business, he has worked across a range of markets and industries, holding positions including investment banker, chairman, chief executive officer, and advisor to public, private, and emerging growth companies.

Goldstein has achieved capital market objectives by drawing on his strengths in M&A, strategic planning and transaction structuring, as well as his own entrepreneurial success. He has steered and completed initial public offerings (IPO), uplisting and reverse merger transactions, secured private placements and designed successful crowdfunding campaigns.

In July 2018, he founded Exchange Listing, LLC to provide growth companies with a cost-effective one-stop strategic planning and implementation service to list on senior exchanges such as NASDAQ, NYSE and NEO. His most recent advisory success, Mr. Goldstein advised on Siyata Mobile (NasdaqCM: SYTA) upsized $12.6 Million U.S. Initial Public Offering and listing on the NASDAQ which closed in September 2020.

Mr. Goldstein is founder and chief executive officer of Grandview Capital Partners, Inc., a company that has provided M&A, financial, operational, and organizational consulting services to businesses globally across a wide range of industries. He previously founded Grandview Capital, Inc., a boutique investment bank, where he served as managing director of investment banking.

In addition to advising other businesses, Goldstein launched and successfully grew several of his own companies. He was Co-Founder and chairman of the board of Staffing 360 Solutions, Inc. NASDAQ: STAF, an emerging public company in the international staffing sector engaged in the acquisition of domestic and international staffing agencies. He began his entrepreneurial career as founder and CEO of a specialty food distributor, which pioneered the farm-to-table organic produce industry in top-tier New York City restaurants.

Mr. Goldstein has an MBA in International Business from the University of Miami, and held the Series 7, 24,79, 99 and 66 registrations with FINRA.

Item. 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Advisory Agreement dated as of October 8, 2020, by and between Cosmos Holdings Inc. and PGS Ventures B.V.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSMOS HOLDINGS INC.

Date: October 15, 2020	By:	/s/ Grigorios Siokas
Grigorios Siokas,
Chief Executive Officer

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